EXHIBIT 99.1
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CONTACTS:
FOR PILLOWTEX CORPORATION           FOR FIELDCREST CANNON, INC.
Investor Contact:                   T. R. Staab
Mark Kirkpatrick                    Vice President and
Treasurer                           Chief Financial Officer
(214) 333-3225 Ext. 618             (704) 939-4600

Media Contact:                      R. E. Reece
Joele Frank / Dan Katcher           Vice President Human Resources
Abernathy/MacGregor Group           (704) 939-2290
(212) 371-5999


                    PILLOWTEX TO ACQUIRE FIELDCREST CANNON IN
                                   TRANSACTION
                        VALUED IN EXCESS OF $700 MILLION
    COMBINATION CREATES ONE OF INDUSTRY'S LARGEST HOME TEXTILE MANUFACTURERS

Dallas, Texas, and Kannapolis, North Carolina, September 11, 1997 -- Pillowtex Corporation (NYSE: PTX) and Fieldcrest Cannon, Inc. (NYSE: FLD) announced today that they have entered into a merger agreement under which Pillowtex will acquire Fieldcrest Cannon for a combination of cash and Pillowtex stock. The total transaction value is in excess of $700 million, including the refinancing of approximately $200 million of Fieldcrest Cannon debt. This combination creates one of the industry's largest home textile manufacturers with annual sales in excess of $1.5 billion and a portfolio of many of the best recognized brands in the industry.

Under the agreement, each common share of Fieldcrest Cannon would be exchanged for $27.00 in cash and $7.00 in Pillowtex common stock and each preferred share of Fieldcrest Cannon would be exchanged for $46.15 in cash and $11.97 in Pillowtex common stock, for a total equity value of about $400 million. This represents a premium of 55% over the $21.89 average closing price of Fieldcrest Cannon common stock for the 90-trading days through September 9, 1997. The acquisition will be accounted for as a purchase and is anticipated to be accretive to Pillowtex's earnings per share in 1998.

Charles M. Hansen, Jr., Chairman and Chief Executive Officer of Pillowtex, said, "The combination of Pillowtex and Fieldcrest Cannon creates a true one-stop shop for




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home textiles that will bring together Fieldcrest Cannon's pre-eminent bed and bath product lines with Pillowtex's premiere 'top-of-the-bed' products. United, we will be able to use our extensive distribution networks to offer retailers a broad array of products available at all price points. By combining Fieldcrest Cannon's industry- leading brands such as Royal Velvet(R), Cannon(R), Touch of Class(R), and Charisma(R) with Pillowtex's Ralph Lauren, Disney and Martha Stewart products, we will strengthen our ability to cross merchandise all bed and bath product offerings. We believe the market opportunities of this combination are significant, as are the benefits to shareholders of both companies."

Jeffrey D. Cordes, President and Chief Operating Officer of Pillowtex, said, "Pillowtex has consistently delivered results to its shareholders. The combination with Fieldcrest Cannon produces the opportunity for significant market, operating and financial synergies which should result in enhanced cash flows and net income. This will allow us to service our debt while continuing to make capital investments designed to improve our operating efficiencies and add to our profitability. Moreover, the additional shares issued in connection with the transaction will increase our market capitalization and improve liquidity for our shareholders. The combination is expected to result in substantial annual cost savings which would be realized from the elimination of duplicate corporate and administrative programs, greater efficiencies in operations and business processes, and lower material costs through combined purchasing programs.

"Pillowtex and Fieldcrest Cannon have established practices of reinvestment in plant and equipment to modernize their operations," Mr. Cordes commented. "Fieldcrest Cannon has several outstanding facilities including a brand-new, state-of-the-art towel production facility which will complement Pillowtex's modern pillow operations and newly upgraded blanket weaving facilities. We plan on continuing Fieldcrest Cannon's capital investment plan which we believe should significantly increase profitability in our industry-leading position."

"Pillowtex is no stranger to the Carolinas where we operate seven facilities and have almost 2,000 employees. Pillowtex has historically had among the highest rates of sales per employee in the industry. Fieldcrest Cannon employees have a solid reputation in our industry and we welcome them to the Pillowtex family," said Mr. Hansen. "This combination will allow us to review both companies' operations and institute the best practices of each company across the combined entity. All union contracts will be honored. Fieldcrest Cannon will become a subsidiary of Pillowtex. Pillowtex's headquarters will remain in Dallas with a significant operating presence in Kannapolis."



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James M. Fitzgibbons, Chairman and Chief Executive Officer of Fieldcrest Cannon,
said, "The efforts of our management and employees to enhance the performance of Fieldcrest Cannon has created exceptional value for our shareholders. By joining with Pillowtex, our shareholders will receive a premium price for their shares and will also be able to participate in the upside potential of a newly created industry leader. The breadth and quality of our combined product lines, backed by the expertise of both companies' talented managers will serve our customers, employees and shareholders well."

Pillowtex intends to finance the acquisition, in part, with borrowings under a new senior bank facility to be provided by NationsBank of Texas N.A., the incurrence of additional debt, as well as a $65 million convertible preferred stock investment provided by certain affiliates of Apollo Management L.P.

Leon D. Black, founding partner of Apollo Management L.P., stated, "The Pillowtex/Fieldcrest Cannon transaction creates a unique franchise in home textiles. The merger combines the best management teams in the industry with the best brand names in the home fashion textile market. We are very pleased with our investment in Pillowtex."

Under the agreement, for each Fieldcrest Cannon common share, the number of Pillowtex common shares will not be more than 0.333 or less than 0.269 and, for each Fieldcrest Cannon preferred share, the number of Pillowtex common shares will not be more than 0.569 or less than 0.460, unless the average closing price of Pillowtex common stock is less than $21.00, in which case Pillowtex may elect to increase the amount of cash and/or Pillowtex common shares, such that the value of the consideration to be paid for each Fieldcrest Cannon common share is $34.00 and the value of the consideration to be paid for each Fieldcrest Cannon preferred share is $58.12. If an election is not made, Fieldcrest Cannon may terminate the agreement. The actual number of Pillowtex common shares to be paid as merger consideration will be determined by the average closing price of Pillowtex common stock for the 20 consecutive trading days immediately preceding the 5th day prior to the close of the merger.

The merger is conditioned upon, among other things, the approval of each company's shareholders and customary regulatory clearances, and is expected to be completed by the end of 1997.

Bear, Stearns & Co. Inc. acted as financial advisor and provided a fairness opinion to Pillowtex. Credit Suisse First Boston Corporation acted as financial advisor and provided a fairness opinion to Fieldcrest Cannon.




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Pillowtex Corporation, with annual sales in excess of $500 million, markets and manufactures top-of-the-bed home textile furnishings. The Company operates a network of manufacturing, purchasing and distribution facilities in the U.S. and Canada, with approximately 4,000 employees.

Fieldcrest Cannon, Inc., with annual sales in excess of $1 billion, is headquartered in Kannapolis, North Carolina, markets and manufacturers bath and bedding home textile products. Fieldcrest Cannon operates a network of manufacturing, purchasing and distribution facilities, with approximately 11,000 employees.

Apollo is a private investment partnership which has invested in excess of $7 billion since 1990 in a variety of real estate and corporate transactions.



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Information contained in this release with respect to the expected financial impact of the proposed merger is forward-looking. These statements represent the companies' reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include, but are not limited to, material adverse changes in economic and competitive conditions in the markets served by the companies, material adverse changes in the business and financial condition of either or both companies and their respective customers, uncertainties concerning technological changes and future product performance, and substantial delay in the expected closing of the merger.


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